Exhibit 99.1

Contacts:	Richard W. Pascoe President and CEO (858) 480-0406
SOMAXON PHARMACEUTICALS REPORTS
2009 FIRST QUARTER FINANCIAL RESULTS
Conference call scheduled today at 1:30 p.m. PT; Simultaneous webcast at
http://investors.somaxon.com/eventdetail.cfm
SAN DIEGO, CA — May 7, 2009 — Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products for the treatment of diseases and disorders in the central nervous system therapeutic area, today announced financial results for the first quarter ended March 31, 2009.
“During the first quarter of 2009 we continued to focus on our key corporate objectives, notably to gain regulatory approval for Silenor, to secure a commercial partnership for Silenor and to improve our financial outlook,” said Richard W. Pascoe, Somaxon’s president and chief executive officer. “Our recent interactions with the FDA resulted in increased clarity regarding the clinical efficacy issues raised by the FDA in its complete response letter to our NDA submission for Silenor. We are planning to submit in the second quarter additional analyses of the existing subjective data from our adult sleep maintenance clinical trial along with other important information that we believe can support a determination by the FDA that Silenor can be approved for the treatment of insomnia.”
“As we work with the FDA toward a potential approval for Silenor, we continue to discuss a potential commercial partnership relating to this product candidate with third parties,” continued Pascoe. “In addition, we intend to seek to raise cash in the second quarter in an amount sufficient to fund our operations through the FDA review period.”

Financial Results
For the first quarter of 2009, net loss applicable to common stockholders was $4.5 million, or $0.25 per share, compared with $7.1 million, or $0.39 per share, for the first quarter of 2008.
As a development stage pharmaceutical company, Somaxon had no revenues during the first quarter of 2009.
License fees for the first quarter of 2009 reflect a gain of $1.0 million due to proceeds received from BioTie Therapies Corp. in March 2009 pursuant to the company’s agreement with BioTie to mutually terminate the license relating to the nalmefene program.
Research and development expenses for the first quarter of 2009 were $1.5 million, compared with $3.2 million for the first quarter of 2008. The decrease resulted primarily from a reduction in headcount, which occurred as part of cost reduction measures and contributed to lower salary, benefit and share-based compensation expense. The decrease in share-based compensation expense was partially offset by charges incurred under SFAS No. 123(R) due to vesting arrangements under severance-related agreements. Expenses related to Silenor development work also decreased because a higher level of activity relating to the preparation of the NDA and the conduct of non-clinical studies was ongoing during the first quarter of 2008 compared to the first quarter of 2009.
Marketing, general and administrative expenses were $3.8 million for the first quarter of 2009, compared with $4.2 million for the same period in 2008. The decrease was primarily caused by reduced market preparation activities as a result of the delay in the approval process for Silenor. Reduced headcount as a result of cost reduction measures contributed to lower salary and benefit expenses, but these reduced expenses were offset by expenses incurred as part of severance arrangements. Rent expense was also lower primarily as a result of a termination agreement the company entered into with the landlord for its facility lease in the first quarter of 2009, which caused the company to reverse a portion of the termination fees relating to such lease accrued at December 31, 2008. Share-based compensation expense increased as a result of equity awards granted since March 31, 2008, as well as the acceleration of vesting and recognition of share-based compensation expense under consulting arrangements for certain employees affected by the reduction in force.
For the first quarter of 2009, the company recognized $2.0 million of share-based compensation expense, including $0.7 million of expense from accelerated vesting and share-based compensation expense under consulting arrangements for certain employees affected by the reduction in force. Share-based compensation expense for the first quarter of 2008 was $1.9 million.
At March 31, 2009, Somaxon had cash, cash equivalents and marketable securities totaling $3.8 million and no debt. At December 31, 2008, the company had cash, cash equivalents and marketable securities totaling $14.3 million and outstanding debt of $15.0 million. The December 31, 2008 cash, cash equivalents and marketable securities did not include $7.5 million of restricted cash that was required to be maintained at Silicon Valley Bank under the company’s secured loan agreement with Silicon Valley Bank and Oxford Finance Corporation. This restricted cash was released upon the full repayment in March 2009 of the remaining principal balance of $13.7 million under the secured loan facility. An additional $0.6 million of restricted cash will be released in the second quarter of 2009 in connection with the termination of the company’s facility lease.
Conference Call Information and Forward-Looking Statements
On Thursday, May 7, 2009, Somaxon will host a conference call with interested parties beginning at 1:30 p.m. PT (4:30 p.m. ET) to review the results of operations for the first quarter ended March 31, 2009. The conference call will be available to interested parties through a live audio Internet broadcast at http://investors.somaxon.com/eventdetail.cfm. The call will also be archived and accessible for approximately two weeks. Alternatively, callers may participate in the conference call by dialing (877) 941-8631 (domestic) or (480) 629-9821 (international). A telephonic replay will be available for approximately one week following the conclusion of the call by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international), and entering passcode 4069181.
Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s operating expenses and regulatory developments and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.
Silenor Regulatory Update
On February 25, 2009, Somaxon received a Complete Response Letter from the FDA for its NDA for Silenor for the treatment of insomnia. Based on its review, the FDA determined that the NDA could not be approved in its present form. In the Complete Response Letter, the FDA raised a number of issues relating to the interpretation of the efficacy data contained in the Silenor NDA and indicated that the FDA was open to a discussion of these concerns.

With respect to safety, the FDA noted that there were no adverse events observed that would preclude approval, but asked the company to address the possibility that doxepin may prolong the cardiac QT interval. Somaxon responded by submitting to the FDA the results of its completed clinical trial of doxepin that evaluated the potential for electrocardiogram, or ECG, effects. The results of this clinical trial demonstrated that doxepin had no effect on QT interval prolongation when administered at 6 mg or under exaggerated exposure conditions of 50 mg.
Somaxon held a meeting with the FDA on April 6, 2009 to discuss the issues raised in the Complete Response Letter. In the meeting, the FDA stated that to obtain approval of a chronic insomnia treatment, objective and subjective efficacy must be established in adult and elderly patient populations, and efficacy must be shown both at the beginning of treatment and on a persistent basis, defined as at least one month. No additional safety issues were raised in the meeting, and the FDA has not specifically requested that the company conduct additional clinical trials of Silenor.
Based on the feedback it received at the meeting, Somaxon is conducting additional analyses of its clinical data focused on the durability of subjective sleep maintenance efficacy in adults with primary insomnia. The company will complete these analyses during the second quarter of 2009 and will include them in a resubmission to the FDA. The FDA has indicated that the review cycle for such resubmission will be six months from the date of the resubmission.
In addition, based on the Complete Response Letter and its meeting with the FDA, Somaxon will no longer pursue approval of a 1 mg dose of Silenor, nor will it seek approval of a statement in the indication section of the label that clinical trials of Silenor have demonstrated improvement in sleep onset.
Somaxon submitted the NDA for Silenor under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act, which allows the company to rely on published literature reports or the FDA’s findings of safety and efficacy for other formulations of doxepin hydrochloride that have previously been approved by the FDA. The NDA includes the data from Somaxon’s completed clinical development program for Silenor, which included six randomized, double-blind, placebo-controlled, multi-center clinical trials designed to assess the efficacy and safety of Silenor for the treatment of insomnia. All of the clinical trials demonstrated statistically significant differences relative to placebo on their primary endpoints and multiple secondary endpoints. Four of these were Phase 3 clinical trials.

The NDA submission also includes data from Somaxon’s non-clinical development program, including the genotoxicity, reproductive toxicology and 26-week transgenic mouse carcinogenicity studies of Silenor, which were undertaken based on a request from the FDA. The company continues to plan to submit the results of its standard two-year carcinogenicity study as a post-approval commitment. Somaxon initiated that study in August 2007 and expects data from the study in the first quarter of 2010.
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products and late-stage product candidates for the treatment of diseases and disorders in the central nervous system therapeutic area. Somaxon has submitted a New Drug Application for its product candidate, Silenor® (doxepin) to the U.S. Food and Drug Administration.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. For example, statements regarding the review process and the potential approval of the NDA for Silenor, including the conduct of additional analyses related thereto, the intention to seek additional funding and discussions with potential commercial partners are forward looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, Somaxon’s interpretation of its communications and interactions with the FDA relating to the requirements for approval of the NDA for Silenor, and the FDA’s agreement with such interpretation; Somaxon’s interpretation of the results of the clinical trials for Silenor, the timing of the interpretation of such results and the FDA’s agreement with such interpretation; the potential for Somaxon to make a resubmission to the Silenor NDA; the potential for Silenor to receive regulatory approval for one or more indications on a timely basis or at all; the potential for the FDA to impose non-clinical, clinical or other requirements to be completed before or after regulatory approval of Silenor; Somaxon’s ability to demonstrate to the satisfaction of the FDA that potential NDA approval of Silenor is appropriate prior to the completion of standard, long-term carcinogenicity studies, given the context of completed trials and pending studies; the timing and results of non-clinical studies for Silenor, and the FDA’s agreement with Somaxon’s interpretation of such results; Somaxon’s ability to raise sufficient capital to meet FDA requirements and otherwise fund its operations, and to meet its obligations to parties with whom it contracts relating to financing activity, and the impact of any such financing activity on the level of Somaxon’s stock price; the impact of any inability to raise sufficient capital to fund ongoing operations, including the potential to be required to restructure the company or to be unable to continue as a going concern; Somaxon’s ability to successfully commercialize Silenor, if it is approved by the FDA; the potential to enter into and the terms of any strategic transaction relating to Silenor; the scope, validity and duration of patent protection and other intellectual property rights for Silenor; whether any approved label for Silenor is sufficiently consistent with such patent protection to provide exclusivity for Silenor; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; inadequate therapeutic efficacy or unexpected adverse side effects relating to Silenor that could delay or prevent regulatory approval or commercialization, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of and obtaining regulatory approval for Silenor; the market potential for insomnia treatments, and Somaxon’s ability to compete within that market; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Somaxon undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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FINANCIAL TABLES FOLLOW

SOMAXON PHARMACEUTICALS, INC.
SUMMARY STATEMENTS OF OPERATIONS

	Quarter ended March 31,
	2009	2008
	(in thousands, except per share amounts)
Operating expenses
License fees	$(996)	$4
Research and development	1,486	3,176
Marketing, general and administrative	3,818	4,244

Net operating expenses	4,308	7,424

Loss from operations	(4,308)	(7,424)
Interest and other income	23	358
Interest and other (expense)	(259)	—

Net loss	$(4,544)	$(7,066)

Basic and diluted net loss per share	$(0.25)	$(0.39)
Shares used to calculate net loss per share	18,297	18,253

SOMAXON PHARMACEUTICALS, INC.
SUMMARY BALANCE SHEETS

	March 31,	December 31,
	2009	2008
	(in thousands)
ASSETS
Current assets
Cash, cash equivalents and marketable securities	$3,849	$14,290
Current restricted cash	600	8,100
Other current assets	247	479

Total current assets	4,696	22,869
Property and equipment, net	743	788
Other non-current assets	60	60

Total assets	$5,499	$23,717

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,729	$1,825
Accrued liabilities	1,156	1,786
Current portion of long-term debt	—	15,000

Total current liabilities	2,885	18,611

Total stockholders’ equity	2,614	5,106

Total liabilities and stockholders’ equity	$5,499	$23,717